EXHIBIT 99.1



                                     [LOGO]



                                                        FOR FURTHER INFORMATION:
                                                             Dennis Klaeser, CFO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

For Immediate Release

                      PRIVATEBANCORP ANNOUNCES PRELIMINARY

                 EARNINGS RESULTS FOR THE SECOND QUARTER OF 2003

         Chicago, IL, July 1, 2003-- PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it expects to report earnings per diluted share between $0.53 to $0.56 for the second quarter 2003. Management expects that net securities gains, offset by trading losses and the recognition of a previously disclosed fraud loss, will account for approximately $0.06 per diluted share for the second quarter 2003.

         On May 23, 2003, the Company realized a gain of $2.4 million on the sale of a single corporate bond from its available-for-sale investment securities portfolio. The value of the security increased as a result of declines in interest rates during the quarter. The proceeds from the sale have been invested in assets that management believes will be impacted to a lesser degree by rising interest rates. Securities gains and losses for the second quarter 2003 will also include a permanent impairment write-down of $210,000 on the Company's interest-only collateralized mortgage obligation ("CMO") investments. Continued low levels of market interest rates during the second quarter 2003 have resulted in accelerated mortgage prepayments, which have further impaired the fair value of its interest-only CMO securities. The Company's remaining investment in interest-only CMO securities was approximately $120,000 as of June 30, 2003.

         The Company will record a second quarter 2003 trading loss of approximately $1.1 million to reflect the fair market value adjustment on an interest rate swap. This interest rate swap was entered into during the third quarter of 2002 in order to hedge a portion of the Company's investment in long-term municipal bonds. The change in the fair market value of the swap is recognized in earnings and results in a loss because of continued declines in market rates of interest since the end of the first quarter 2003.

         In May 2003, the Company reported that in April 2003, The PrivateBank (Chicago) suffered a potential loss of $400,000 in a check fraud scheme involving a new account deposit. On June 27, 2003, the Company received a letter from its insurance carrier declining coverage for the loss. As a result, the

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Company will record a second quarter 2003 charge of $400,000. The Company is continuing to pursue recovery of the fraud loss in excess of the $150,000 deductible from its insurance carrier.

         Management expects growth in net interest income as compared to the first quarter 2003. Loans increased by approximately $48.0 million or 4.7% to approximately $1.066 billion at June 30, 2003 as compared to $1.018 billion at March 31, 2003. Total deposits increased by approximately $81.0 million or 5.9% to approximately $1.446 billion as compared to $1.365 billion at March 31, 2003. The second quarter net interest margin is expected to decline as compared to the first quarter 2003, due primarily to the purchase of additional Federal Home Loan Bank ("FHLB") stock of $45 million in May 2003. Recognition of dividends on the recently acquired FHLB stock lag the purchase date due to the timing of the FHLB dividend declaration.

         The Company plans to release its second quarter 2003 earnings prior to the opening of trading on July 21, 2003. The earnings release will be posted on the Company's website. The Company plans to webcast live its quarterly conference call with financial analysts on July 21, 2003 at 10:00 a.m. Eastern time (9:00 a.m. Central time). Access to the call will be available via a link called "Second Quarter 2003 Earnings Call" on the investor relations page of PrivateBancorp, Inc.'s Internet site at www.privatebankandtrust.com.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $1.6 billion at March 31, 2003, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebankandtrust.com


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Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could cause actual results for the period ended June 30, 2003 to differ from those estimated in the preliminary results reflected in this press release include higher than expected expense accruals, changes in estimated prepayment speeds on mortgage loans that affect the amount of impairment charges on the Company's interest-only CMO securities and the interest accruals on mortgage-backed securities, changes in the estimated loan loss provision based on the Company's ultimate assessment of the adequacy of its allowance for loan losses as of June 30, 2003, and other potential changes in the estimates and accruals the Company is required to make to present interim financial statements in accordance with GAAP. These risks and uncertainties should be considered in evaluating forward- looking statements and undue reliance should not be placed on such statements.


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